EXHIBIT 99.2

Inuvo, Inc. Fourth Quarter 2023 February 29, 2024

Operator Comments:

Good afternoon, and welcome to INUVO’s 2023 Fourth Quarter and Full Year Conference Call. Today’s conference is being recorded. Ms. Alexandra Schilt of Crescendo Communications, please go ahead.

Alexandra Schilt (Investor Relations) Comments:

Thank you, operator, and good morning.

I’d like to thank everyone for joining us today for the INUVO fourth quarter and full year 2023 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe and Chief Financial Officer Wally Ruiz will be your presenters on the call.

We would also like to remind our shareholders that we plan to file our 10-K with the Securities and Exchange Commission this afternoon.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement.

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Inuvo, Inc. Fourth Quarter 2023 February 29, 2024

Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at

www.sec.gov.

The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that bear upon forward-looking statements.

In addition, today's discussion will include references to non-GAAP measures. The Company believes that such information provides an additional measurement and consistent historical comparison of its performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is available in today's news release on our website.

With that, I’ll now turn the call over to CEO Richard Howe.

Richard Howe (CEO) Comments:

Thank you, Ally and thanks, everyone for joining us today.

We are pleased to report that for the quarter ended December 31, 2023, we delivered a strong 21% year-over-year quarterly growth with $20.8 million in revenue. For the year, while revenue was down 2% overall, it was largely a consequence of a weaker than expected first quarter.

The real story, however, was how well the company performed in the second half of the year where revenue was up 32% year-over-year, and in Q3, when the company recorded its highest quarterly revenue ever at $24.6M, a run rate at which we have stated many times in the past that if maintained, we expect would get us to producing free cash flow. It may be interesting to also note that since the Covid low point in Q4-2020, we have had a 7.5% compounded quarterly growth rate through Q4-2023.

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Inuvo, Inc. Fourth Quarter 2023 February 29, 2024

This trajectory and several positive client, industry and product advancements gives us confidence for 2024. Wally will share more details about our 2023 financial results shortly. What I would like to do is spend my time bringing you up to speed on our industry, our products and our clients.

Let’s begin with our industry. We believe the plumbing of the internet is literally being reimagined before our eyes. This change is accelerating, driven both by legislative and technological pressure resulting from the use of an individual’s identity and data for ad-targeting. The reason this is monumental is because the very foundation of digital advertising spend worldwide that funds most activity on the internet, over $600 billion dollars annually, is having to be redesigned because of this change.

I’d like to put this in perspective. Apple constitutes roughly 50% of all mobile devices in the USA, and because Apple has blocked user tracking, those devices, for the most part, go untargeted across the open web.

Apple has been the single biggest catalyst behind this reshaping of the internet in favor of ad-targeting systems that do not use a consumer’s identity and data. There is no turning back for IOS devices and, if anything, Apple continues to implement various browser technologies specifically designed to prevent user tracking.

The challenge is that there are hundreds of companies supporting this industry whose businesses and technology models are dependent on these identity-based methods. Inuvo’s technology does not depend on these approaches and consequently, we can identify suitable audiences, target those audiences and predictively measure the effectiveness of those audiences across IOS or any other devices.

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Inuvo, Inc. Fourth Quarter 2023 February 29, 2024

Generally, incumbents are lobbying hard to keep the existing approach alive through engineering that uses less effective workarounds that were not originally designed to track people. A host of other companies are scrambling to go back to building and using contextually based technologies that are not dependent on using a person’s identity. Neither approach is likely to produce acceptable results for advertisers.

Google, which represents 50% of the overall US browser market share finally jumped into the mix this year and has begun phasing out user tracking via the 3rd party cookie, which they suggest will be completed by December of this year.

Inuvo was built for this moment in time, starting nearly 7 years ago when we began making investments in this technology. We are the only company I am aware of that has implemented proprietary, large language, generative artificial intelligence in a manner that solves the identity targeting problem.  And in head-to-head testing, our solution has outperformed other technologies we’ve come up against competitively.

I cannot emphasize enough how this technology is revolutionary and not derivative of some other companies’ technology and/or products. It is, in a literal sense, the next evolution in open web ad-targeting, in the same way Open AI, Google and Microsoft have introduced their large language-based technologies as the next evolution in search.

We recently signed up what could be a potentially large client specifically because our product does not rely on identity and because of the early performance results and insights delivered. That client is now starting to scale media spend with Inuvo. We beat out two other vendors to get this business, having gone through a vetting process in 2023.

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Inuvo, Inc. Fourth Quarter 2023 February 29, 2024

As the advertising industry goes through this transformation, we expect to experience increased demand for our products and services over the next few years as advertisers begin to better understand that this new consumer privacy paradigm is here to stay and start to experience the performance declines associated with this transformation.

Inuvo saw the importance of this large language model AI branch of data science many years ago when we started developing for a future that has now arrived, a decision that has provided us a significant competitive advantage, a moat of patents, and first mover advantage for the advertising use-case our AI was designed for.  We received more brand exposure in 2023 than at any time in our history. We’ve had over 35 media citations since the beginning of 2023.

Let’s shift now to products and clients. As we have discussed previously, as a company we have been focused on using our various technologies and assets within a mostly managed services business model. This is true across the entire business where we now count among our clients, some of the world’s largest technology, retail, and auto companies.

We have sold our products and services to agencies, brands and platform clients for whom we placed over 11 billion ads in 2023. Going forward we plan to disclose revenue across two client categories - agencies & brands - and platforms. We’ve defined platform as “large consolidators of advertising demand”. In effect, another access point to media budgets.

Platform relationships require less investment in sales and support while providing broad access to advertising budgets. In 2023, the revenue split was 21% Agencies & Brands and 79% Platforms. We had one new platform relationship and 56 new brand and agency relationships in 2023.

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Inuvo, Inc. Fourth Quarter 2023 February 29, 2024

These new clients crossed over many industries. Currently, our largest agency and brand relationships are within auto and retail. We ran over 280 individual campaigns for these agencies & brands and thousands of campaigns for our platform clients in 2023.

As we head into 2024, we are now able to deliver, scale and support a feature rich self-service version of the IntentKey AI, having now served numerous clients through its beta implementation phase.

The best way to understand this solution is to think about it as an artificial intelligence-as-a-service product that can be frictionlessly accessed across several of the most popular advertising campaign systems. For the open web, these are generally referred to as demand side platforms.

This is a higher margin product for Inuvo, so as we scale this over the next few years, it can significantly contribute to the bottom line. We are in the process of hiring additional salespeople dedicated to these self-service oriented buyers.

As mentioned earlier, we also had a new platform client at the end of 2023. This integration is already delivering revenue at higher margins. In this new opportunity, we leveraged existing assets from within both Bonfire and Intentkey in a new and competitively differentiated manner. The client in question is a large internet company.

The first 4 months have been encouraging, already delivering roughly $60 thousand dollars per month in revenue with only marginal additional costs. Along with the AI-as-a-Service product I described previously, this forms part of our overall 2024 bottom line improvement strategies.

Our largest client relationship, itself a Platform, is scaling because of a strategic initiative that client brought to market in 2023. To meet this demand, we have been expanding digital properties, campaign automation and prediction technologies along with our advertising fraud detection capabilities. We see strong potential upside in this initiative over the next few years and accordingly see this as an important part of our top line strategy.

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Inuvo, Inc. Fourth Quarter 2023 February 29, 2024

One of the most significant consequences of no longer being able to track consumers is the inability to measure directly, when those consumers convert. This creates a serious challenge for Chief Marketing Officers who therefore will no longer be able to attribute the return on their media investments across the plethora of campaigns and channels they deploy.

In much the same way Inuvo saw the audience selection and targeting challenge, we also saw this one. This is why in 2023, we incorporated into our IntentKey programmatic AI solution a just-in-time analytical and reporting capability that predicts, across campaigns and channels, the optimal spend levels, giving these CMOs the dashboard they need to continuously tune their marketing investments.

This was a critical feature in the larger client win I described earlier. We put out a release this week discussing how this very capability can also be used to predict, relative to other advertising tactics, the optimal investment in Netflix advertising inventory. Traditional deterministic media measurement technologies will no longer work on this channel.

In 2023, we were the first company ever to provide online access to a large language model generative artificial intelligence that is instantly capable of creating audiences based on a contextual description of those audiences. We made this available at inuvo.com forward slash portal. I cannot stress this enough, every piece of audience information presented at this portal is generated by AI. This has never been done before.

The commercial version of this product allows our clients to generate, action and measure audiences based on a collection of contextual information and imagery that is representative of their products, services or brands with a virtually unlimited audience curation flexibility. This is the first-of-its kind capability within advertising, possible only because of Inuvo’s proprietary, patented  AI.

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Inuvo, Inc. Fourth Quarter 2023 February 29, 2024

As it relates to the continued investment in our AI, we are not resting on our laurels. Rather, we are continuing to expand our AI’s training in ways that will make it increasingly harder for competitors to catch up. Our latest research involves generating audiences specific to events about to occur and/or are currently occurring across the country.

You’d have to be living under a rock to not have heard about Taylor Swift and Travis Kelce. If you are a brand that Kelce endorses, you have both risk and reward associated with this global attention.

Imagine if you had an AI technology that already knows you are associated with these two celebrities and could immediately and anonymously, generate and target an audience of those people most loyal to this ongoing story. That would be just-in-time event driven marketing in a manner that has never been possible.

At this time, I would now like to turn the call over to Wally for a more detailed assessment of our financial performance within the quarter and the year.

Ruiz (CFO) Comments:

Thank you, Rich, and good afternoon, everyone. I will recap the financial results for our fourth quarter and full year 2023.

As Rich mentioned, Inuvo reported revenue of $20.8 million for the fourth quarter 2023, compared to $17.3 million for the same period in the prior year; a 21% increase year-over-year.

As Rich pointed out in his remarks, going forward we will be disclosing revenue in two categories, Platform customers and Agency and Brand Customers. We believe this better reflects our go-to-market activity. We had 56 new Agency and Brand customers and 1 new Platform customer in 2023. The higher revenue is due to scaling our largest Platform customer.

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Inuvo, Inc. Fourth Quarter 2023 February 29, 2024

We reported $73.9 million for the full year 2023, a slight decrease as compared to $75.6 million for 2022. The decrease is due to the slower than expected start to 2023 in the first half of the year.

79% of the full year 2023 revenue was from Platform customers and 21% from Agency and Brand customers. For the year ended December 31, 2022, 52% was from Platforms, 48% from Agencies and Brands. The change in mix was the result of focusing on and scaling a program brought to market in 2023 by our largest customer and to a lesser extent, the loss of an Agency client late in 2022.

Cost of revenue was $2.6 million in the fourth quarter of 2023, compared to $5.5 million for the same period last year. Cost of revenue was $10.5 million for the full year ended December 31, 2023, compared to $30.2 million for the same period last year. The decrease in the cost of revenue for the three months and full year ended December 31, 2023, as compared to the same period last year, was due to the change in revenue mix. Cost of revenue is primarily composed of payments to advertising exchanges that provide access to digital inventory where we serve advertisements.

Gross profit improved in the fourth quarter of 2023 where it was $18.2 million, compared to $11.7 million for the same period last year. The gross profit margin for the fourth quarter of 2023 increased to 87.3% compared to 68.0% for the same period last year. Gross profit for the full year ended December 31, 2023, increased to $63.4 million compared to $45.4 million for the same period last year. The gross profit margin for the full year ended December 31, 2023, was 85.8%, compared to 60.0% for the same period last year.

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Inuvo, Inc. Fourth Quarter 2023 February 29, 2024

Again, as mentioned, the higher gross margin in the current year as compared to the prior year is due to the change in revenue mix where a greater percentage of the revenue this year was from Platforms, which typically have higher gross margins.

Operating expenses for the fourth quarter of 2023 totaled $20.6 million, compared to $15.7 million for the same period last year. Operating expenses for the full year ended December 31, 2023, totaled $73.8 million, compared to $58.0 million for the same period last year. In 2023, we invested in our go-to-market team and marketing programs designed to increase our market exposure for our solutions.

Marketing costs were $15.2 million in the fourth quarter of 2023 compared to $10.1 million in the same quarter last year. Marketing costs increased primarily as a result of traffic acquisition or media costs associated with campaigns. Marketing costs were $52.0 million in the full year 2023 compared to $36.9 million for last year.

Compensation expense for the fourth quarter of 2023 was $3.6 million compared to $2.9 million in the same quarter of the prior year. Compensation expense was higher in 2023 compared to the same quarter in 2022 due primarily to higher salary, commissions, and incentive expenses. For the full year of 2023, compensation expense was $13.8 million compared to $12.5 million in 2022. Our total employment, both full and part-time, was 93 at December 31, 2023, compared to 86 at December 31, 2022. In 2023, we added to our go-to-market sales and support team and to their commission and incentive programs.

General and administrative expense for the fourth quarter of 2023 was $1.8 million compared to $2.7 million in the prior year, a decrease of 32%. General and administrative costs were lower for 2023 compared to the same quarter in 2022 primarily due to a decrease in the reserve for doubtful accounts and professional fees. General and administrative expense was $8.0 million in the full year of 2023 compared to $8.6 million in the prior year, a decrease of 6.7%.

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Inuvo, Inc. Fourth Quarter 2023 February 29, 2024

Net financing income was approximately $8 thousand in the fourth quarter of 2023 compared to an expense of approximately $10 thousand in the same quarter last year. Net financing expense was approximately $30 thousand in 2023 compared to $21 thousand last year.

Turning now to other income and expense, we reported an income of approximately $15 thousand for the year 2023 compared to an expense of approximately $436 thousand for the same period last year that is associated with net realized and unrealized losses on trading securities.

Net loss improved in the fourth quarter of 2023 where it was $2.4 million, or 0.02¢ per basic and diluted share, as compared to net loss of $4.0 million, or 0.03¢ per basic and diluted share, for the same period last year. Net loss for the year also improved at $10.4 million or 0.08¢ per basic share for the full year ended December 31, 2023 compared to a $13.1 million net loss or 0.11¢ per basic share in the prior year.

Adjusted EBITDA loss improved in the fourth quarter of 2023 where it was $1.2 million, compared to a loss of $1.8 million for the same period last year. The adjusted EBITDA loss for the year ended December 31, 2023, was $5.3 million compared to a loss of $5.0 million last year. The company had positive free cash flows from May through September of 2023 and for the full year, cash flow used had improved $3.0 million over the prior year.

On December 31, 2023, we had cash and cash equivalents of $4.4 million, and a net working capital of $211 thousand. In addition, we maintain a $5 million working capital line of credit which currently has no outstanding balance. We have a simple capital structure with 138 million common shares outstanding, 7.0 million employee restricted stock units outstanding through an equity incentive plan and 108 thousand of out-of-the- money warrants.

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Inuvo, Inc. Fourth Quarter 2023 February 29, 2024

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe (CEO) Closing Comments:

Thanks, Wally. We had strong year-over-year fourth quarter growth of 21% and a second half year-over-year growth of 32%, which provides confidence that as we head into 2024, we have the momentum required to continue growing.

As we have mentioned in previous quarters, Inuvo’s financial metrics begin to change at a threshold of roughly $100 million in annual revenue. At this level, gross margins are capable of absorbing much of our fixed costs and therefore generating positive cash flow.

An example of this occurred in the third quarter of 2023, where we reported revenue of $24.6 million and positive free cash flow. We believe we have a plan to reach this threshold in 2024 and be cash flow positive.

I will now turn the call over to the operator for questions. Operator?

Richard Howe Final Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in our company.

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